Exhibit 4.1


Interactive Data
14 West Street
New York, NY  10005


June 30, 1997


Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181


     Re: Insured Municipals Income Trust, 219th Insured Multi-Series (A Unit Investment Trust) Registered Under the Securities Act of 1933
          File No. 333-25121


Gentlemen:

     We  have  examined the Registration Statement for the above  captioned
Fund.

     We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Corporation, as the Evaluator, and to the use of the obligations prepared by us which are referred to in such Prospectus and Statement.

     You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,

James Perry
Vice President